ANNUAL OFFICER CERTIFICATION



In accordance with the Servicing Agreement, I, the undersigned, hereby certify as to each Mortgage Loan being serviced by NationsBanc Mortgage Corporation, the following:



1. I am a duly authorized officer of NationsBanc Mortgage Corporation and am empowered and authorized to issue this Annual Certification.

2. All taxes, ground rents and assessments for the Mortgages covered herein have been paid.

3. All insurance premiums for flood or other casualty insurance; and FHA premiums or Private Mortgage premiums on conventional loans have been paid, and such are in full force.

4. Interest is being paid on escrow in accordance to any laws, regulations, or contracts that require payment of interest on mortgagors' escrow deposit accounts.

5. Analysis has been made to ensure sufficient moneys are being collected in escrow year.

6. All required interest rate and/or monthly payment adjustments for ARM loans were made in accordance with the mortgage terms and that timely and proper notice was provided to the mortgagors.

7. All FHA Section 221 mortgages that have reached the 20th anniversary of their endorsement for mortgage insurance to determine their status and that it has assigned those mortgages that are eligible for assignment under HUD's special assignment procedures, or we will take steps to assure that they are assigned within the required time frame.

8. We have reported all ninety day delinquencies, completed foreclosures, accepted deed-in-lieu, and reinstated mortgages to the major credit repositories in accordance with our reporting requirements.

9.    Property inspections have been made where appropriate.

10. We have complied with the Internal Revenue Service's requirements for reporting the receipt of $600 or more of interest payments (IRS 1098) from a mortgagor, for filing statements for recipients of miscellaneous income (IRS 1099-Misc) to report payments of fees to attorneys for handling liquidation proceedings, and for filing notices of acquisition of abandonment of secured property (IRS 1099-A) to report the acquisition of property by foreclosure or acceptance of a deed-in-lieu or by a mortgagor's abandonment of a property.

11. The Fidelity Bond and Errors and Omissions Coverage has been reviewed, all required coverage is in existence and none of our principal officers have been removed from coverage.

12. A viable contingency plan is in place to minimize financial loss and disruptions of service to the institution and its customers, as required by federal regulations.

I FURTHER CERTIFY:
    A.To the best of my knowledge and upon reasonable investigation, the servicing of the Mortgage Loans during the year of 1996 has been conducted in compliance with the Agreement except for such exceptions as I am setting forth below.

      Exceptions (if any):   None

    B.A review of activities with respect to performance under the Agreement has been made under my supervision and to the best of my knowledge, based on such review, no default exists as of 12/31/96 in the fulfillment of any obligations under the Agreement other than the events of default, if any, which I am listing below with the nature and status thereof



      Events of Default (if any): None



                         NationsBanc Mortgage Corporation


                         /s/ J. Mark Hanson
                         J. Mark Hanson
                         Servicing Director - Kentucky
                         Sr. Vice President